Exhibit 99(a)(1)(A)

DITECH COMMUNICATIONS CORPORATION
825 EAST MIDDLEFIELD ROAD
MOUNTAIN VIEW, CA 94043
(650) 623-1300

OFFER TO EXCHANGE
OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK

FEBRUARY 19, 2003

DITECH COMMUNICATIONS CORPORATION

OFFER TO EXCHANGE OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

THE OFFER EXPIRES AT 5:00 P.M., PACIFIC TIME,
ON MARCH 19, 2003, UNLESS THE OFFER IS EXTENDED

Ditech Communications Corporation (“Ditech”) is offering all regular employees (including officers) of Ditech and its wholly-owned subsidiaries (each an “Eligible Participant”) the opportunity to exchange all outstanding stock options granted to you, with per share exercise prices of $20.00 or more (the “Eligible Options”) granted pursuant to Ditech’s 2000 Non-Qualified Stock Plan (the “2000 Plan”), 1999 Non-Officer Equity Incentive Plan (the “1999 Plan”), 1998 Stock Option Plan (the “1998 Plan”), Atmosphere Networks, Inc. 1997 Stock Plan (the “Atmosphere Plan”), and an individual option granted outside of a plan to Ian Wright (the “Ian Wright Grant”), each as amended (collectively, the “Plans”), for replacement options (the “Replacement Options”) to purchase shares of Ditech’s common stock (“Common Stock”).

Ditech is conducting the exchange with respect to Eligible Options on a one-for-four (1:4) basis. For those employees who elect to participate in this offer (the “Offer”) pursuant to the terms described herein, Ditech will grant you on September 23, 2003 (or a later date if Ditech extends the Offer) a Replacement Option covering 25% of the number of shares of Common Stock subject to your Eligible Options that were cancelled (so long as your employment with Ditech or its subsidiaries continues through that date).  THEREFORE, FOR EVERY FOUR SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF ELIGIBLE OPTIONS THAT YOU EXCHANGE, DITECH WILL GRANT YOU ONE REPLACEMENT OPTION TO ACQUIRE ONE SHARE OF COMMON STOCK.

If you wish to accept this offer with respect to any Eligible Option, you must exchange all options to acquire Common Stock of Ditech that were granted to you on or after August 19, 2002, including, without limitation, options with per share exercise prices less than $20.00 and options granted under plans other than the Plans (the “Mandatory Exchange Options”).  For those employees who elect to exchange Eligible Options pursuant to the terms described herein, Ditech will grant you on September 23, 2003 (or a later date if Ditech extends the Offer) a Replacement Option covering 25% of the number of shares of Common Stock subject to your Mandatory Exchange Options that were cancelled (so long as your employment with Ditech or its subsidiaries continues through that date). Should you choose to accept this offer, you are not obligated to tender each Eligible Option and are free to elect to tender as many or as few of the Eligible Options as you wish.  If you elect to tender any Eligible Options, all Mandatory Exchange Options must be exchanged.  If you do not elect to tender any Eligible Options, no Mandatory Exchange Options will be exchanged.  Please note that you must tender all outstanding shares under each particular Eligible Option you wish to tender.  You may tender a partially exercised Eligible Option so long as you tender all unexercised shares subject to the Eligible Option. (See Section 1 of this Offer to Exchange).

We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange Outstanding Options to Purchase Common Stock (the “Offer to Exchange,” which, as it may be amended from time to time, constitutes the “Offer”).  This Offer is not conditioned upon a minimum number of options being exchanged. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.  YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol “DITC.”  On February 18, 2003, the closing price of our Common Stock as reported on the Nasdaq National Market was $2.591 per share.  We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.  We can provide no assurance as to the price of our Common Stock at any time in future, and nothing contained in this document or the other documents you receive relating to the Offer should be interpreted in any way as a claim relating to the future prospects of the price of our Common Stock, nor should any inference about such future prospects be drawn from anything contained herein or therein.

You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Kimberly Canigiula via e-mail at kcanigiula@ditechcom.com.  Alternatively, you may reach Kimberly Canigiula via telephone at (650) 623-1357.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”).  NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.  IN THE EVENT OF ANY CONFLICT BETWEEN THIS DOCUMENTATION AND THE RULES OF THE PLANS OR ANY APPLICABLE LEGISLATION, THE RULES OR LEGISLATION (AS THE CASE MAY BE) WILL TAKE PRECEDENCE.  ALL REFERENCES TO TAXATION CONSEQUENCES ARE FOR GUIDANCE ONLY, AND WE RECOMMEND THAT YOU CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE OFFER TO YOU.

IMPORTANT

Regardless of whether you accept or reject this Offer, you must complete and sign the Election Form and return it to Kimberly Canigiula at Ditech before 5:00 P.M., Pacific Time, on March 19, 2003 (or a later expiration date if Ditech extends the Offer).  You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be cancelled automatically if Ditech accepts your Eligible Options for exchange.  However, you will be required to return such stock option agreements upon Ditech’s request.

The Replacement Options will have an exercise price equal to the closing price of Ditech’s Common Stock as reported on the Nasdaq National Market on the date of grant.  We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options for which they are exchanged, because we can provide no assurance as to the price of our Common Stock at any time in future.  The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation.  The information about this Offer from Ditech is limited to this document.

Termination of your employment with Ditech or one of its wholly-owned subsidiaries on or before March 19, 2003 will automatically revoke any election that you make to participate in this program and if your employment terminates prior to the date of grant of the Replacement Options, you will not receive any Replacement Options for your Eligible Options that have been cancelled, nor will Ditech return any Eligible Options that you have tendered.

DITECH HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON DITECH’S BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE TENDER OFFER STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 2003. IF ANYONE MAKES ANY SUCH RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY OF TERMS

The following is a summary of terms about the Offer presented in a question and answer format.  We urge you to read carefully the remainder of the Offer to Exchange and the accompanying documents because the information in this summary is not complete.  We have included references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this Summary of Terms.

Q1.                            WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all stock options that are currently outstanding under Ditech’s 2000 Non-Qualified Stock Plan (the “2000 Plan”), 1999 Non-Officer Equity Incentive Plan (the “1999 Plan”), 1998 Stock Option Plan (the “1998 Plan”), Atmosphere Networks, Inc. 1997 Stock Plan (the “Atmosphere Plan”), and an individual option granted outside of a plan to Ian Wright (the “Ian Wright Grant”), each as amended (collectively, the “Plans”), with exercise prices per share of $20.00 or more that are held by all regular employees (including officers) of Ditech or one of its wholly-owned subsidiaries.

Q2.                            WHY ARE WE MAKING THE OFFER?

A cornerstone of our success has been the retention and motivation of our employees.  Accordingly, since many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, we felt it appropriate to offer this exchange program. (See Section 2 of the Offer to Exchange.)

Q3.                            ARE THERE CONDITIONS TO THE OFFER?

The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer to Exchange.  However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged. If you elect to participate, however, you will be required to exchange all Mandatory Exchange Options. Mandatory Exchange Options are all options to acquire Common Stock of Ditech granted to you on or after August 19, 2002, including, without limitation, options with per share exercise prices less than $20.00 and options granted pursuant to plans other than the Plans.

Q4.                            WHO CAN PARTICIPATE IN THE EXCHANGE?

You can elect to surrender for cancellation any Eligible Options if you are an Eligible Participant on March 19, 2003.  Termination of your employment with Ditech or one of its wholly-owned subsidiaries on or before March 19, 2003 will automatically revoke any election that you make to participate in this program and if you terminate your employment prior to the date of grant of the Replacement Options, you will not receive any Replacement Options for your Eligible Options or Mandatory Exchange Options that have been cancelled, nor will Ditech return any Eligible Options or Mandatory Exchange Options that you exchanged.  (See Question 6 of the Offer to Exchange.)

Q5.                            HOW MANY OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES EXCHANGED?

Ditech is conducting the exchange with respect to Eligible Options on a one-for-four (1:4) basis.  Thus, for those employees who elect to participate in the Offer, your Eligible Options will be cancelled and no longer valid as of the date of exchange, and Ditech will grant you on September 23, 2003 (or a later date if Ditech extends the Offer) a Replacement Option covering 25% of the number of shares subject to your Eligible Options that were cancelled (so long as your employment with Ditech or one of its subsidiaries continues through that date). THEREFORE, FOR EVERY FOUR SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF ELIGIBLE OPTIONS THAT YOU EXCHANGE, DITECH WILL GRANT YOU A REPLACEMENT OPTION TO ACQUIRE ONE SHARE OF COMMON STOCK. In the event that this would result in the issuance of any fractional shares of Common Stock, the number of shares subject to the Replacement Option will be rounded down to the nearest whole number of shares.

If you elect to exchange any Eligible Options, you must exchange all Mandatory Exchange Options.  Ditech is conducting the exchange with respect to Mandatory Exchange Options on a one-for-four (1:4) basis. Thus, for employees that elect to exchange any Eligible Options, Ditech will grant you on September 23, 2003 (or a later date if Ditech extends the Offer) a Replacement Option covering twenty-five percent (25%) of the number of shares subject to your Mandatory Exchange Options that were cancelled (so long as your employment with Ditech or one of its subsidiaries continues through that date). If you do not elect to exchange any Eligible Options, no Mandatory Exchange Options will be exchanged.  If you do elect to exchange any Eligible Options, all of your Mandatory Exchange Options must be exchanged.

The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between March 19, 2003 (or a later date if Ditech extends the Offer) and the date the Replacement Options are granted. Replacement Options issued in exchange for options granted under any of the Plans will be issued under the same respective Plan, except for: (i) the Ian Wright Option which will be replaced with a combination of options granted under the 2000 Plan and outside of a plan, and (ii) the following options which will be replaced with options granted under the 2000 Plan: (A) options granted under the Atmosphere Plan, and (B) options granted to U.K. employees under the 1999 Plan. (See Section 8 of the Offer to Exchange.)

Q6.                            WHAT HAPPENS IF I ACCEPT THE OFFER AND TENDER ONE OR MORE OF MY ELIGIBLE OPTIONS BUT I AM NO LONGER EMPLOYED BY DITECH OR ITS SUBSIDIARIES ON THE GRANT DATE OF THE REPLACEMENT OPTIONS?

If you accept the Offer to exchange any of your Eligible Options and are subsequently, for any reason, no longer employed by us on the grant date for the Replacement Options, you will not receive any Replacement Options for your Eligible Options or Mandatory Exchange Options that have been cancelled, nor will Ditech return any Eligible Options or Mandatory Exchange Options that you exchanged.  Participation in the Offer does not confer upon you the right to remain employed by us. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF DITECH OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOUR ELIGIBLE OPTIONS ARE CANCELLED THROUGH THE GRANT DATE OF THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS OR MANDATORY EXCHANGE OPTIONS THAT WERE CANCELLED. IN ADDITION, DITECH WILL NOT RETURN YOUR CANCELLED OPTIONS AND YOU WILL REALIZE NO VALUE FROM THE OPTIONS YOU EXCHANGED. YOU WILL NOT RECEIVE ANY OTHER FORM OF CONSIDERATION IF YOUR RIGHT TO YOUR REPLACEMENT OPTIONS TERMINATES BECAUSE YOUR EMPLOYMENT WITH DITECH OR ONE OF ITS SUBSIDIARIES, FOR WHATEVER REASON, CEASES PRIOR TO THE GRANT DATE OF THOSE REPLACEMENT OPTIONS.

Q7.                            IF I AM A U.K. EMPLOYEE WHO HOLDS OPTIONS UNDER THE 1999 NON-OFFICER EQUITY INCENTIVE PLAN, AM I SUBJECT TO THE SAME TERMS AS DESCRIBED IN THIS OFFER?

If you are a U.K. employee who holds options under the 1999 Plan you are subject to the terms of this Offer as described herein. Additionally, you will be required to enter into a Joint National Insurance Election with respect to the Replacement Options under which you will agree to pay any employer’s national insurance contributions which may be payable at the time you exercise the Replacement Options.  U.K. employees should refer to Appendix A of this document entitled “U.K. Tax Consequences” for a discussion of the tax consequences of accepting or rejecting the Replacement Options under U.K. law.

Replacement Options to be issued to UK employees will be granted under the 2000 Plan and will be “unapproved” stock options, which means they have not been approved by UK Inland Revenue.

Q8.                            WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

The Replacement Options will be granted on September 23, 2003 (or a later date if Ditech extends the Offer).  We expect the stock option agreements to be distributed promptly following the date of grant. Moreover, if you accept the Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options until September 23, 2003. (See Section 5 of the Offer to Exchange.)

Q9.                            WHY WON’T I RECEIVE MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

If we were to grant Replacement Options on any date that is earlier than six months and one day after the date we cancel any of the Eligible Options or Mandatory Exchange Options that are exchanged pursuant to the terms of this Offer, we would be required for financial accounting purposes to record a compensation expense against our earnings.  By deferring the grant of the Replacement Options for at least six months and one day, we believe we will not have to record such a compensation expense.

Q10.                     WHAT WILL BE THE TERMS AND CONDITIONS OF THE REPLACEMENT  OPTIONS?

Except for the number of shares subject to the Replacement Options issued in exchange for Eligible Options and Mandatory Exchange Options, and the vesting terms and the exercise price of the Replacement Options, the terms and conditions of Replacement Options for all U.S. and non-U.S. employees of Ditech or its subsidiaries will be substantially the same as the Eligible Options and Mandatory Exchange Options that were cancelled.  Replacement Options issued in exchange for options granted under any of the Plans will be issued under the same respective Plan, except for: (i) the Ian Wright Option which will be replaced with a combination of options granted under the 2000 Plan and outside of a plan, and (ii) the following options which will be replaced with options granted under the 2000 Plan: (A) options granted under the Atmosphere Plan, and (B) options granted to U.K. employees under the 1999 Plan. Notwithstanding the foregoing, all Replacement Options will be nonqualified stock options even if the Eligible Options or Mandatory Exchange Options were an incentive stock option.  For UK employees, you will also be required to enter into a Joint National Insurance Election with respect to the Replacement Options under which you will agree to pay any employer’s national insurance contributions which may be payable at the time you exercise the Replacement Options.  UK employees should refer to Appendix A of this document entitled “UK Tax Consequences” for a discussion of the tax consequences of accepting or rejecting the Replacement Options under UK law.

Q11.                     WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS?

The Replacement Options will have an exercise price equal to the closing price of Ditech’s Common Stock as reported on the Nasdaq National Market on the date of grant.  We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options or Mandatory Exchange Options.  We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your Eligible Options.  (See Section 7 of the Offer to Exchange.)

Q12.                     WHEN WILL THE REPLACEMENT OPTIONS VEST AND WHAT WILL BE THE VESTING SCHEDULE OF THE REPLACEMENT OPTIONS?

Each Replacement Option will be 100% unvested on the date of grant, and will vest as follows: (i) on the date six months from the date of grant, the number of shares issuable upon exercise of the Replacement Option equal to the product of: (A) the percentage of shares issuable upon exercise of the exchanged Eligible Option or Mandatory Exchange Option that would have been vested as of such date, and (B) the total number of shares issuable upon exercise of the Replacement Option, and (ii) thereafter, the Replacement Option will continue to vest in the same proportional manner as the applicable Eligible Option or Mandatory Exchange Option that was exchanged.

As an example:

Assume you held an Eligible Option to purchase 1,000 shares of Common Stock, 500 of which was vested as of the date your Eligible Option is exchanged.  The remaining 500 unvested shares would vest monthly over an additional 24-month period, at the rate of 20.83 shares per month.

The Replacement Option you would receive on the date of grant, which would be six months and one day after the exchange (or shortly thereafter), would be an option to purchase 250 shares of Common Stock (25% of the original number of shares subject to the Eligible Option), all of which would be unvested as of the date of grant.

As of the date six months after the date of grant (so long as you continued to be employed by Ditech or its subsidiaries), your Eligible Option would have been vested for 36 months, out of the original 48-month vesting period; therefore, 75% of the Eligible Option would have been vested as of such date.  Accordingly, 187 shares subject to the Replacement Option would become vested (approximately 75% of the 250 shares subject to the Replacement Option).

Thereafter, approximately 5.21 shares (approximately 2.1% or 1/48th of the Replacement Option) would vest monthly for the remaining 12 months of vesting (so long as you continued to be employed by Ditech or its subsidiaries).

Q13.                     WHEN WILL THE REPLACEMENT OPTIONS EXPIRE?

All Replacement Options will expire at 5:00 p.m., Pacific Time, on the day prior to the ten-year anniversary of the grant date of the Replacement Options (so long as you remain employed by Ditech or its subsidiaries).

Q14.                     HOW LONG WILL I HAVE TO WAIT TO PURCHASE COMMON STOCK UNDER MY REPLACEMENT OPTIONS?

You will not be able to exercise any of your Replacement Options until they vest, which will not occur until at least six (6) months after the date of grant.  On the date that Replacement Options are granted, they will be completely unvested.  You would not be able to purchase any shares of Common Stock under the Replacement Options on the date of grant.  The shares subject to the Replacement Options will be vested on the date six months after the date of grant to the same extent, on a percentage basis, as the shares subject to the Eligible Options and Mandatory Exchange Options that you exchanged would have been vested on that date (See Question 12 above). To the extent vested, the shares subject to the Replacement Option may be purchased immediately.

Q15.                     IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

No.  Whether or not you accept or reject the Offer will not affect your compensation in the future.  Your acceptance or rejection of the Offer will not result in your becoming more or less likely to receive stock option grants in the future, other than the Replacement Options.  However, Ditech cannot grant you any new options between March 19, 2003 and September 23, 2003 if you accept the Offer.

Q16.                     IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

IN ALL CASES, IF YOU ELECT TO EXCHANGE ANY OF YOUR ELIGIBLE OPTIONS, YOU MUST EXCHANGE ALL OF YOUR MANDATORY EXCHANGE OPTIONS. However, should you choose to accept this Offer, you are not obligated to tender all of your Eligible Options and are free to elect to tender as many or as few of the Eligible Options as you wish. Please note that you must tender all outstanding shares under each particular Eligible Option you wish to tender.  You may tender a partially exercised Eligible Option so long as you tender all unexercised shares subject to such Eligible Option.

Q17.                     WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

If you accept the Offer, you will not recognize income for U.S. Federal Income Tax purposes at the time of the exchange or at the time we grant Replacement Options to you. (See Section 12 of the Offer to Exchange.) We recommend that you consult with your tax advisor to determine the tax consequences of accepting the Offer. If you are a U.K. employee, we recommend that you consult with your tax advisor to determine the tax consequences, as well as refer to Appendix A of this document entitled “U.K. Tax Consequences” for a discussion of the tax consequences of accepting or rejecting the Replacement Options under U.K. law.

Q18.                     IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY REPLACEMENT OPTIONS BE INCENTIVE STOCK OPTIONS?

No.  All Replacement Options granted to employees resident in the U.S. will be nonqualified stock options.

Q19.                     WHEN DOES THE OFFER EXPIRE?  CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

The Offer expires on March 19, 2003, at 5:00 p.m., Pacific Time, unless we extend it.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time.  If we extend the Offer, we will announce the extension no later than 5:00 p.m., Pacific Time, on March 19, 2003.  (See Section 14 of the Offer to Exchange.)

Q20.                     WHAT DO I NEED TO DO?

Whether or not you accept the Offer, you need to make your election, sign the Election Form and deliver the Election Form to Kimberly Canigiula at Ditech before 5:00 p.m., Pacific Time, on March 19, 2003 (or a later expiration date if Ditech extends the Offer).  The Election Form may be sent via mail, courier, e-mail or facsimile. Kimberly Canigiula is located at Ditech’s corporate headquarters in Mountain View, California. Her direct facsimile number is (650) 564-9592 and her e-mail address is kcanigiula@ditechcom.com.  If Election Forms are sent by e-mail or facsimile, originals should be sent by mail, courier or hand delivery as soon as possible.  Election Forms must be received before 5:00 p.m., Pacific Time, on March 19, 2003 (or a later expiration date if Ditech extends the Offer), not placed in the mail or other delivery system by the expiration time.

You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Kimberly Canigiula via e-mail at kcanigiula@ditechcom.com. Alternatively, you may reach Kimberly Canigiula via telephone at (650) 623-1357. You should review the Offer to Exchange, the Election Form and all of their attachments before making your election.

If we extend the Offer beyond March 19, 2003 then you must sign and deliver the Election Form before the extended expiration of the Offer.  We may reject any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options.  Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly exchanged options promptly following the deadline of 5:00 p.m., Pacific Time, on March 19, 2003 (or a later expiration date if Ditech extends the Offer).  If you do not sign and deliver the Election Form before the Offer expires, it will have the same effect as if you rejected the Offer. (See Section 3 of the Offer to Exchange.)

Q21.                     DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

You may change your previous election at any time before 5:00 p.m., Pacific Time, on March 19, 2003.  If we extend the Offer beyond that time, you may change your previous election at any time until the extended expiration of the Offer.  To change your election, you must deliver a Notice of Change in Election Form to Kimberly Canigiula before the Offer expires.  If you change your election from reject to accept you will also be required to fill out and deliver a new Election Form. You may change your election more than once.  (See Section 4 of the Offer to Exchange.)

Q22.                     WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER?

Nothing.  If you do not accept the Offer, you will keep all of your current options and you will not receive Replacement Options. No changes will be made to your current options. (See Section 12 below.)  We do not believe that our Offer to you will affect the tax status of any of your Eligible Options that qualify as “incentive stock options.” However, the IRS may characterize our Offer to you as a “modification” of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until (i) more than two years from the date of the deemed modification of your incentive stock options and (ii) more than one year from the date of the option exercise for those shares. If you choose not to exchange your Eligible Options, we recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the Eligible Options you do not exchange and to the subsequent sale of the common stock purchased under those options.

Q23.                     UNDER WHAT CIRCUMSTANCES WOULD DITECH NOT ACCEPT MY OPTIONS?

We currently expect that we will accept promptly after the expiration date of this Offer all Eligible Options that are properly submitted to be exchanged and for which the election has not been validly withdrawn.  We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the exchanged options or to the extent certain conditions exist which in our reasonable judgment makes it inadvisable to proceed with the Offer.  (See Sections 3, 5 and 6 of the Offer to Exchange.)

Q24.                     WHAT HAPPENS TO OUR REPLACEMENT OPTIONS IF DITECH MERGES WITH OR IS ACQUIRED BY ANOTHER COMPANY PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED?

If Ditech merges with or is acquired by another entity between March 19, 2003 (or a later expiration date if Ditech extends the Offer) and the date the Replacement Options are granted, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between Ditech and the acquiror based on the same principles applied to the handling of the options to acquire Ditech Common Stock that are outstanding at the time of the acquisition.  As a result of the ratio in which our Common Stock may convert into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s stock than the number of shares subject to the Replacement Options that you would have received if no acquisition had occurred.  In the event that Ditech acquires another entity, no change will occur with respect to your election to participate in the Offer.

If your employment is terminated by any successor entity prior to the grant date of the Replacement Options, then you will not receive any Replacement Options in exchange for your Eligible Options or Mandatory Exchange Options that were cancelled. In addition, your cancelled options will not be returned to you nor will you realize any value from the options that are exchanged.

Q25.                     AFTER I AM GRANTED A REPLACEMENT OPTION, WHAT HAPPENS IF THAT REPLACEMENT OPTION ENDS UP UNDERWATER?

We are conducting this Offer only at this time. Therefore, this Offer is considered a one-time offer and is not expected to be repeated in the future. As stock options granted under the Plans generally are valid for up to ten years from the date of initial grant, subject to continued service with Ditech, the price of our Common Stock may appreciate over this period even if your option is underwater for some period of time after the grant date of the Replacement Options.  HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY

INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

Q26.                     WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact Kimberly Canigiula via e-mail at kcanigiula@ditechcom.com. Alternatively, you may reach Kimberly Canigiula via telephone at (650) 623-1357.

THE OFFER

1.                                      NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering to grant Replacement Options to purchase our Common Stock in exchange for all Eligible Options and Mandatory Exchange Options held by Eligible Participants. Ditech is conducting the exchange with respect to Eligible Options on a one-for-four (1:4) basis and will grant Eligible Participants a Replacement Option covering 25% of the number of shares subject to any Eligible Options that were cancelled. Ditech is also conducting the exchange with respect to Mandatory Exchange Options on a one-for-four (1:4) basis and will grant Eligible Participants a Replacement Option covering twenty-five percent (25%) of the number of shares subject to any of such Eligible Participant’s Mandatory Exchange Options that were cancelled.  As of February 14, 2003, Eligible Options and Mandatory Exchange Options to purchase an aggregate total of 1,239,535 shares of our Common Stock were outstanding.

You may exchange one or more of your Eligible Options, but you may not exchange less than all option shares subject to a particular Eligible Option. You may tender a partially exercised Eligible Option so long as you tender all unexercised shares subject to the Eligible Option. If you elect to exchange any Eligible Options, you must exchange all Mandatory Exchange Options held by you.  Mandatory Exchange Options are options to acquire Common Stock, including, without limitation, options with per share exercise prices less than $20.00 and options granted to you under plans other than the Plans, granted on or after August 19, 2002. If you do not elect to exchange any Eligible Options, no Mandatory Exchange Options will be exchanged.

Our Offer is subject to the terms and conditions described in this Offer to Exchange.  We will only accept options that are properly submitted for exchange and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offer expires on the “expiration date” as defined below.

Your Replacement Options will represent 25% of the total number of option shares of all your Eligible Options and Mandatory Exchange Options that were cancelled. In the event that this would result in the issuance of any fractional shares of Common Stock, the number of shares subject to the Replacement Option will be rounded down to the nearest whole number of shares. Replacement Options issued in exchange for options granted under any of the Plans will be re-issued under the same respective Plan, except for: (i) the Ian Wright Option which will be replaced with a combination of options granted under the 2000 Plan and outside of a plan, and (ii) the following options which will be replaced with options granted under the 2000 Plan: (A)

options granted under the Atmosphere Plan, and (B) options granted to U.K. employees under the 1999 Plan.  The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between March 19, 2003 (or a later expiration date if Ditech extends the offer) and the date the Replacement Options are granted.  IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY DITECH OR ONE OF ITS WHOLLY-OWNED SUBSIDIARIES FROM THE DATE YOUR ELIGIBLE OPTIONS ARE CANCELLED THROUGH SEPTEMBER 23, 2003 FOR THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS FOR YOUR ELIGIBLE OPTIONS OR MANDATORY EXCHANGE OPTIONS THAT HAVE BEEN CANCELLED, NOR WILL DITECH RETURN ANY ELIGIBLE OPTIONS OR MANDATORY EXCHANGE OPTIONS THAT YOU EXCHANGED.  PARTICIPATION IN THIS PROGRAM DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US.

The term “expiration date” of this Offer means 5:00 p.m., Pacific Time, on March 19, 2003, unless and until we, in our discretion, extend the period of time during which the Offer will remain open.  If we extend the period of time during which the Offer will remain open, the term “expiration date” will refer to the latest time and date at which the Offer expires.  See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate and/or amend the Offer.

We will publish a notice if we decide to take any of the following actions:

•                  increase or decrease what we will give you in exchange for your Eligible Options or Mandatory Exchange Options;

•                  increase or decrease the number of Eligible Options to be exchanged in the Offer; or

•                  extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer until ten (10) business days after the date the notice is published.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.                                      PURPOSE OF THE OFFER.

Many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock.  By making this Offer, we intend to maximize stockholder value by creating better performance incentives for our employees.

The Board of Directors has approved this Offer.  We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options or Mandatory Exchange Options.  The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial or tax situation.  The Board of Directors does not make any recommendations as to your individual decision.

3.                                      PROCEDURES.

Making Your Election.  To make your election to accept or reject this Offer, you must make your election, sign the Election Form and deliver the Election Form and any other required documents to Kimberly Canigiula at Ditech before the expiration date.  The Election Form may be sent via mail, courier, e-mail or facsimile. Kimberly Canigiula is located at Ditech’s corporate offices in Mountain View, California. Her direct facsimile number is (650) 564-9592 and her e-mail address is kcanigiula@ditechcom.com. If you have any questions regarding the Offer, you may also reach Kimberly Canigiula via telephone at (650) 623-1357.  Election Forms must be received before 5:00 p.m., Pacific Time, on March 19, 2003 (or a later expiration date if Ditech extends the Offer), not placed in the mail or other delivery system by the expiration time.

Election Forms received by e-mail or facsimile will be valid if received by the expiration time even though the originals are not yet received, but we request originals be sent by mail, courier or hand delivery as soon as possible.  You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they (as well as your stock option agreements for your Mandatory Exchange Options) will be automatically cancelled if Ditech accepts your Eligible Options for exchange.  However, you will be required to return your stock option agreements upon Ditech’s request.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and Mandatory Exchange Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms.  Our determinations regarding these matters will be final and binding on all parties.  We may reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the exchanged options.  We may waive any or all of the conditions of the Offer for all Eligible Participants, but not as to only one or some of the Eligible Participants. We may waive any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular option or any particular optionholder.  No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to exchange any options, and no one will be liable for failing to give notice of any such defects or irregularities.

Our Acceptance Constitutes an Agreement.  If you elect to exchange your options according to the procedures described above, you will have accepted the Offer.  Our acceptance of Eligible Options that are properly submitted for exchange will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and/or amend the Offer, we currently expect that we will accept promptly after the expiration date of the Offer all properly and timely made elections to exchange options that have not been validly withdrawn.

4.                                      CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4.

You may change your election at any time before 5:00 p.m., Pacific Time, on March 19, 2003.  If we extend the Offer beyond that time, you may change your election at any time until the extended expiration of the Offer.

Please note you have been supplied with two different Notice of Change in Election Forms, one of which is to be used if you wish to reject the Offer after having accepted it and the other is to be used if you wish to accept the Offer after having rejected it.  These forms should also be used if you wish to add or subtract Eligible Options after having accepted the Offer with respect to some or all of your Eligible Options.  For example, if you previously elected to accept the Offer with respect to one Eligible Option, but not with respect to another, and now you wish to tender both options, you should use the form entitled “Notice of Change in Election from Reject to Accept,” making sure to fill in the grant date of the Eligible Option you previously did not include.  If you formerly elected to accept the Offer with respect to all of your Eligible Options, but no longer wish to tender one of your Eligible Options, you should use the form entitled “Notice of Change in Election from Accept to Reject,” making sure to fill in the grant date of the Eligible Option you no longer wish to tender.  Please note that while you may tender some of your Eligible Options and not others, you cannot tender some of the shares underlying an Eligible Option and not others.  When you elect to tender an Eligible Option for exchange, you must tender all of the shares underlying that option.  If you intend to change an election, it is important you follow the procedures outlined below.

To change your election, you must deliver a Notice of Change in Election Form to Kimberly Canigiula at Ditech before the Offer expires.  The Notice of Change in Election Form must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the Offer.  Please note that if you previously elected to reject the Offer and wish to change your election and accept the Offer, you must also fill out and deliver a new Election Form along with the Notice of Change in Election.  The Notice of Change in Election Form and new Election Form (if applicable) may be sent via mail, courier, e-mail or facsimile. Kimberly Canigiula is located at Ditech’s corporate offices in Mountain View, California. Her e-mail address is kcanigiula@ditechcom.com and her fax number is (650) 564-9592. Notice of Change in Election Forms received by e-mail or facsimile will be valid if received by the expiration date even though the originals are not yet received, but we request that the originals be sent by mail, courier or hand delivery as soon as possible.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms.  Our determinations regarding these matters will be final and binding.

5.                                      ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

On the terms and subject to the conditions of this Offer, and promptly following the expiration date, we will timely accept the Eligible Options for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration date as well as all Mandatory Exchange Options held by those that elect to exchange any Eligible Options.  The Replacement Options will be granted on September 23, 2003 (or a later date if Ditech extends the Offer).

Your Replacement Option with respect to any Eligible Option will represent 25% of the total number of option shares of all Eligible Options and all Mandatory Exchange Options that you exchange.  The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between March 19, 2003 (or a later date if Ditech extends the Offer) and the date the Replacement Options are granted.  If you are not continuously employed by Ditech or one of its wholly-owned subsidiaries through the date the Replacement Options are granted, you will not be eligible to receive a Replacement Option. In addition, no portion of a Replacement Option will be exercisable until it vests.  We will give you notice of our acceptance for exchange and cancellation of Eligible Options validly elected for exchange and not properly withdrawn as of the expiration date.  We will notify you on or prior to March 19, 2003 (or a later expiration date if Ditech extends the Offer), or as soon as possible thereafter, if we reject your election.  If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly elected for exchange and not properly withdrawn, you may assume that your properly executed and delivered Election Form has been accepted.  However, we are not obligated to give notice of any defects or irregularities involved in the election to exchange any options, and no one will be liable for failing to give notice of any such defects or irregularities.  After we accept Eligible Options for exchange and cancellation, we will send each optionholder who accepted the Offer a letter confirming the Replacement Options that we will grant to the optionholder.

6.                                      CONDITIONS OF THE OFFER.

We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case if at any time on or after February 19, 2003 and on or before March 19, 2003, or a later expiration date if the Offer is extended, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

•                                          any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the exchanged options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

•                                          any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

(a)                                  make it illegal for us to accept some or all of the Eligible Options or Mandatory Exchange Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

(b)                                 delay or restrict our ability, or render us unable, to accept the Eligible Options or Mandatory Exchange Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options or Mandatory Exchange Options;

(c)                                  materially impair our ability to provide employees with compensation by decreasing the value of the Replacement Options or otherwise; or

(d)                                 materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•                                          there is:

(a)                                  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)                                 the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•                                          another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

(a)                                  any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before February 19, 2003;

(b)                                 any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before February 19, 2003 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

(c)                                  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or made a public announcement that it intends to acquire us or any of our assets or securities; or

•                  any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us, including the following:

(a)                                  litigation or other proceedings instituted against Ditech or its subsidiaries, or any of our officers or directors in their capacities as such, before or by any Federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect Ditech;

(b)                                 a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(c)                                  a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors including, but not limited to, fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, termination or modification of collaborative relationships by Ditech or our competitors, changes in product development status, developments in patent or other proprietary rights or general market conditions;

(d)                                 the suspension of trading in our equity securities by the Securities and Exchange Commission or by the Nasdaq Stock Market; or

(e)                                  a material change in the prospects for our business in the future resulting from any number of factors including, but not limited to, announcements of technological innovations or new products, the announcement, commencement, termination or modification of collaborative relationships by Ditech or our competitors, changes in product development status, developments in patent or other proprietary rights, general market conditions, a material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the

United States or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis.

The conditions to the Offer are for our benefit.  We may assert the conditions to the Offer in our discretion before the expiration date and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the expiration date, whether or not we waive any other condition to the Offer.

Our failure to exercise any of these rights is not a waiver of any of these rights.  The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged, with and including any and all Mandatory Exchange Options, and have not been validly withdrawn.

7.                                      PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options or Mandatory Exchange Options. The securities underlying the Eligible Options and Mandatory Exchange Options are shares of our Common Stock. Our Common Stock is quoted on the Nasdaq National Market under the symbol “DITC.”  The following table shows, for the periods indicated, the high and low closing sale prices per share of our Common Stock as reported on the Nasdaq National Market, as adjusted for our two-for-one stock split completed in February 2000.

Quarter ended or ending	High	Low

Fiscal Year 2003
(through February 18, 2003)	$2.59	$2.47
January 31, 2003	$2.68	$1.82
October 31, 2002	$2.01	$1.23
July 31, 2002	$3.11	$1.70

Fiscal Year 2002
April 30, 2002	$5.91	$3.03
January 31, 2002	$6.35	$4.19
October 31, 2001	$6.69	$3.95
July 31, 2001	$16.53	$6.15

Fiscal Year 2001
April 30, 2001	$12.16	$8.25
January 31, 2001	$43.81	$7.03
October 31, 2000	$65.06	$27.63
July 31, 2000	$110.00	$47.88

Fiscal Year 2000
April 30, 2000	$127.44	$61.50
January 31, 2000	$91.38	$45.25
October 31, 1999	$45.47	$8.88
July 31, 1999 (beginning June 9, 1999)	$13.13	$6.06

As of February 18, 2003, the last reported sale price of our Common Stock, as reported on the Nasdaq National Market, was $2.591 per share.

We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options or Mandatory Exchange Options.  We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

8.                                      SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Consideration. Ditech is conducting the exchange with respect to Eligible Options and Mandatory Exchange Options on a one-for-four (1:4) basis. Thus, for those employees who elect to participate in the Offer, Ditech will grant on September 23, 2003 (or a later date if Ditech extends the Offer) Replacement Options covering 25% of the number of shares subject to any of such employee’s Eligible Options and Mandatory Exchange Options that were cancelled (so long as such employee’s employment with Ditech or its subsidiaries continues through that date).  The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between March 19, 2003 (or a later date if Ditech extends the Offer) and the date the Replacement Options are granted.

If we receive and accept exchange of all Eligible Options outstanding as of March 19, 2003, we will grant Replacement Options in exchange for such Eligible Options to purchase an aggregate total of 304,133 shares of our Common Stock and additional Replacement Options in exchange for Mandatory Exchange Options to purchase an aggregate total of 5,750 shares of our Common Stock. The Common Stock issuable upon exercise of all such Replacement Options would equal approximately 1.02% of the total shares of our Common Stock outstanding as of February 14, 2003.

Merger or Acquisition of Ditech.  If Ditech merges with or is acquired by another entity between March 19, 2003 (or a later expiration date if Ditech extends the Offer) and the date the Replacement Options are granted, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between Ditech and the acquiror based on the same principles applied to the handling of the options to acquire Ditech Common Stock that are outstanding at the time of the acquisition.  As a result of the ratio in which our Common Stock may convert into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s stock than the number of shares subject to the Replacement Options that you would have received if no acquisition had occurred.  In the event that Ditech acquires another entity, no change will occur with respect to your election to participate in the Offer.

Terms of Replacement Options. Replacement Options issued in exchange for options granted under the Plans will be re-issued under the same Plan under which such option was originally issued, except for: (i) the Ian Wright Option which will be replaced with a combination of options granted under the 2000 Plan and outside of a plan, and (ii) the following options which will be replaced with options granted under the 2000 Plan: (A) options granted under the Atmosphere Plan, and (B) options granted to U.K. employees under the 1999 Plan.  Replacement Option agreements will be executed between each optionholder who accepts the Offer and Ditech.  The Replacement Option agreements will not permit the optionholders to exercise the Replacement Options prior to the time such options vest, and not prior to six (6) months after the date of grant.  The Replacement Options will be completely unvested on the date of grant, and will vest, as follows: (i) on the date six months from the date of grant, the number of shares issuable upon exercise of the Replacement Option equal to the product of: (A) the percentage of shares issuable upon exercise of the exchanged Eligible Option or Mandatory Exchange Option that would have been vested as of such date, and (B) the total number of shares issuable upon exercise of the Replacement Option, and (ii) thereafter, the Replacement Option will continue to vest in the same proportional manner as the applicable Eligible Option or Mandatory Exchange Option that was exchanged.  Note that there is no vesting of Eligible Options (which will have been cancelled) or Replacement Options (which will not yet have been granted) during the six (6) months and one (1) day between the date of exchange and the date of grant of the Replacement Options.  Eligible Options exchanged will be cancelled on March 19, 2003, and Replacement Options will not begin vesting until the date they are granted.  The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

The following description of the Plans and the Replacement Option agreements is a summary, and is not complete.  Replacement Options will be subject to the terms and conditions of the Plans under which they will be granted and the applicable stock option agreement.  Current copies of the Plans, related Prospectuses and current form of stock option agreement can be obtained by contacting Kimberly Canigiula at kcanigiula@ditechcom.com.  Copies will be provided promptly and at our expense.  The form of stock option agreement may be changed with the approval of our Board of Directors or the Compensation Committee thereof prior to the date the Replacement Options are granted.

2000 Non-Qualified Stock Plan

General.  The 2000 Plan was adopted by the Board of Directors on August 1, 2000.  As a result of a series of amendments, there are 5,000,000 shares of our Common Stock reserved for issuance pursuant to the 2000 Plan, and as of February 14, 2003, there were options to purchase 4,115,409 shares of our Common Stock issued and outstanding under the 2000 Plan.  The 2000 Plan permits us to grant options intended to qualify as nonqualified stock options under the Internal Revenue Code.  Each Replacement Option under the 2000 Plan will be a nonqualified stock option.

Administration.  The Board of Directors administers the 2000 Plan and has delegated administration of the 2000 Plan to the Compensation Committee of the Board of Directors.  The Compensation Committee has the authority to construe, interpret and amend the 2000 Plan.

Term.  The term of each option granted under the 2000 Plan is fixed by the 2000 Plan administrator at the time of grant. Replacement Options to be granted under the 2000 Plan will have a term that expires at 5:00 p.m., Pacific Time, on the day prior to the ten-year anniversary of the initial grant date of the Replacement Option.

Time of Exercise.  You may exercise the vested portion of a Replacement Option at any time prior to termination of the option.  If your employment or service with us terminates for any reason other than your death or permanent disability, generally your post-termination exercise period will be three (3) months following your termination date.  If your employment or service with us terminates as a result of your permanent disability, generally your post-termination exercise period will be twelve (12) months following your termination date.  If your employment or service with us terminates as a result of your death, generally your estate or beneficiaries must exercise the vested portion of your Replacement Option within eighteen (18) months following your termination date. However, under no circumstances may you exercise the Replacement Option more than ten years minus one day from the date of grant of the Eligible Options.

Exercise Price.  The Replacement Options will have an exercise price equal to the closing price of Ditech’s Common Stock as reported on the Nasdaq National Market on the date of grant.  We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options.  We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.  If any change is made in the Common Stock subject to any Replacement Option without the receipt of consideration by Ditech (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by Ditech), the number of shares subject to and the exercise price of the Replacement Options will be appropriately adjusted.

Vesting.  Each Replacement Option will be 100% unvested on the date of grant, and shall vest as follows: (i) on the date six months from the date of grant, the number of shares issuable upon exercise of the Replacement Option equal to the product of: (A) the percentage of shares issuable upon exercise of the exchanged Eligible Option or Mandatory Exchange Option that would have been vested as of such date, and (B) the total number of shares issuable upon exercise of the Replacement Option, shall vest, and (ii) thereafter, the Replacement Option will continue to vest in the same proportional manner as the applicable Eligible Option or Mandatory Exchange Option that was exchanged.  The Board of Directors has the authority to determine the time or times at which options granted under the 2000 Plan will vest and become exercisable. The Board may accelerate the vesting and exercisability of options.

Tax Consequences.  You should refer to Section 12 of the Offer for a discussion of the U.S. Federal Income Tax consequences of the Replacement Options, the Eligible Options, as well as the consequences of accepting or rejecting the Replacement Options under this Offer to Exchange. If you are a U.K. employee, please refer to Appendix A of this document entitled “U.K. Tax Consequences.” For all employees, we recommend that you consult with your tax advisor with respect to tax matters.

Registration of Option Shares.  All shares of Common Stock issuable upon exercise of options under the 2000 Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on a Registration Statement on Form S-8 filed with the SEC.  Unless you are considered an “affiliate” of Ditech (i.e. a director, an officer or other controlling person of Ditech), you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

1999 Non-Officer Equity Incentive Plan

General.  The 1999 Non-Officer Equity Incentive Plan (the “1999 Plan”) was adopted by the Board of Directors on October 4, 1999.  As a result of a series of amendments, there are 1,000,000 shares of our Common Stock reserved for issuance pursuant to the 1999 Plan and as of February 14, 2003, there were options to purchase 810,147 shares of our Common Stock issued and outstanding under the 1999 Plan.  The 1999 Plan provides for the grant of nonqualified stock options under the Internal Revenue Code.  Each Replacement Option under the 1999 Plan will be a nonqualified stock option.

If you are a U.K. employee and are exchanging your Eligible Options or Mandatory Exchange Options granted to you under the 1999 Plan, your Replacement Options will be granted under the 2000 Plan.  For a description of the terms of the Replacement Options that will be granted in exchange for Eligible Options or Mandatory Exchange Options under the 1999 Plan, please refer to “2000 Non-Qualified Stock Plan” under “Terms of Replacement Options” above.

Administration.  The Board of Directors administers the 1999 Plan and has delegated administration of the 1999 Plan to the Compensation Committee of the Board of Directors.  The Compensation Committee has the authority to construe, interpret and amend the 1999 Plan.

Term.  The term of each option granted under the 1999 Plan is fixed by the 1999 Plan administrator at the time of grant. Replacement Options to be granted under the 1999 Plan will have a term that expires at 5:00 p.m., Pacific Time, on the day prior to the ten-year anniversary of the initial grant date of the Replacement Option.

Time of Exercise.  You may exercise the vested portion of a Replacement Option at any time prior to termination of the option.  If your employment or service with us terminates for any reason other than your death or permanent disability, generally your post-termination exercise period will be three (3) months following your termination date.  If your employment or service with us terminates as a result of your permanent disability, generally your post-termination exercise period will be twelve (12) months following your termination date.  If your employment or service with us terminates as a result of your death, generally your estate or beneficiaries must exercise the vested portion of your Replacement Option within eighteen (18) months following your termination date.

Exercise Price.  The Replacement Options will have an exercise price equal to the closing price of Ditech’s Common Stock as reported on the Nasdaq National Market on the date of grant.  We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options.  We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.  If any change is made in the Common Stock subject to any Replacement Option without the receipt of consideration by Ditech (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by Ditech), the number of shares subject to and the exercise price of the Replacement Options will be appropriately adjusted.

Vesting.  Each Replacement Option will be 100% unvested on the date of grant, and shall vest as follows: (i) on the date six months from the date of grant, the number of shares issuable upon exercise of the Replacement Option equal to the product of: (A) the percentage of shares issuable upon exercise of the exchanged Eligible Option or Mandatory Exchange Option that would have been vested as of such date, and (B) the total number of shares issuable upon exercise of the Replacement Option, shall vest, and (ii) thereafter, the Replacement Option will continue to vest in the same proportional manner as the applicable Eligible Option or Mandatory Exchange Option that was exchanged.  The Board of Directors has the authority to determine the time or times at which options granted under the 1999 Plan will vest and become exercisable. The Board may accelerate the vesting and exercisability of options.

Tax Consequences.  You should refer to Section 12 of the Offer for a discussion of the U.S. Federal Income Tax consequences of the Replacement Options, the Eligible Options, as well as the consequences of accepting or rejecting the Replacement Options under this Offer to Exchange.  For all employees, we recommend that you consult with your tax advisor with respect to tax matters.

Registration of Option Shares.  All shares of Common Stock issuable upon exercise of options under the 1999 Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act, on a Registration Statement on Form S-8 filed with the SEC.  Unless you are considered an “affiliate” of Ditech (i.e. a director, an officer or other controlling person of Ditech), you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

1998 Stock Option Plan

General.  The 1998 Plan was adopted by the Board of Directors on October 15, 1998 and was subsequently approved by the stockholders on November 15, 1998.  As a result of a series of amendments, there are 3,856,082 shares of our Common Stock reserved for issuance pursuant to the 1998 Plan, and as of February 14, 2003, there are options to purchase 2,253,046 shares of our Common Stock issued and outstanding under the 1998 Plan.  The 1998 Plan provides for the grant of both incentive and nonstatutory stock options under the Internal Revenue Code.  Each Replacement Option under the 1998 Plan, however, will be a nonqualified stock option.

Administration.  The Board of Directors administers the 1998 Plan and has delegated administration of the 1998 Plan to the Compensation Committee of the Board of Directors.  The Compensation Committee has the authority to construe, interpret and amend the 1998 Plan.

Term.  The term of each option granted under the 1998 Plan is fixed by the 1998 Plan administrator at the time of grant. Replacement Options to be granted under the 1998 Plan will have a term that expires at 5:00 p.m., Pacific Time, on the day prior to the ten-year anniversary of the initial grant date of the Replacement Option.

Time of Exercise.  You may exercise the vested portion of a Replacement Option at any time prior to termination of the option.  If your employment or service with us terminates for any reason other than your death or permanent disability, generally your post-termination exercise period will be three (3) months following your termination date.  If your employment or service with us terminates as a result of your permanent disability, generally your post-termination exercise period will be twelve (12) months following your termination date.  If your employment or service with us terminates as a result of your death, generally your estate or beneficiaries must exercise the vested portion of your Replacement Option within eighteen (18) months following your termination date.

Exercise Price.  The Replacement Options will have an exercise price equal to the closing price of Ditech’s Common Stock as reported on the Nasdaq National Market on the date of grant.  We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options.  We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.  If any change is made in the Common Stock subject to any Replacement Option without the receipt of consideration by Ditech (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by Ditech), the number of shares subject to and the exercise price of the Replacement Options will be appropriately adjusted.

Vesting.  Each Replacement Option will be 100% unvested on the date of grant, and shall vest as follows: (i) on the date six months from the date of grant, the number of shares issuable upon exercise of the Replacement Option equal to the product of: (A) the percentage of shares issuable upon exercise of the exchanged Eligible Option or Mandatory Exchange Option that would have been vested as of such date, and (B) the total number of shares issuable upon exercise of the Replacement Option, shall vest, and (ii) thereafter, the Replacement Option will continue to vest in the same proportional manner as the applicable Eligible Option or Mandatory Exchange Option that was exchanged.  The Board of Directors has the authority to determine the time or times at which options granted under the 1998 Plan will vest and become exercisable. The Board may accelerate the vesting and exercisability of options.

Tax Consequences.  You should refer to Section 12 of the Offer for a discussion of the U.S. Federal Income Tax consequences of the Replacement Options, the Eligible Options, as well as the consequences of accepting or rejecting the Replacement Options under this Offer to Exchange.  For all employees, we recommend that you consult with your tax advisor with respect to tax matters.

Registration of Option Shares.  All shares of Common Stock issuable upon exercise of options under the 1998 Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act on a Registration Statement on Form S-8 filed with the SEC.  Unless you are considered an “affiliate” of Ditech (i.e. a director, an officer or other controlling person of Ditech), you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

Option Granted Outside of Plan

General.  From time to time, the Board of Directors may grant options to individuals outside of our equity compensation plans.  If Ian Wright elects to exchange his Ian Wright Option, he will be granted a Replacement Option which will be granted outside of a plan (the “Outside Replacement Option”), in exchange for a portion of the Ian Wright Option.  The Outside Replacement Option will be a nonqualified stock option.

Term.  The Outside Replacement Option will have a term that expires at 5:00 p.m., Pacific Time, on the day prior to the ten-year anniversary of the initial grant date of the Replacement Option.

Time of Exercise.  Mr. Wright may exercise the vested portion of the Outside Replacement Option at any time prior to termination of the option.  If his employment or service with Ditech terminates for any reason other than his death or permanent disability, generally his post-termination exercise period will be three (3) months following his termination date.  If his employment or service with Ditech terminates as a result of his permanent disability, generally his post-termination exercise period will be twelve (12) months following his termination date.  If his employment or service with Ditech terminates as a result of his death, generally his estate or beneficiaries must exercise the vested portion of his Replacement Option within eighteen (18) months following his termination date.

Exercise Price.  The Outside Replacement Option will have an exercise price equal to the closing price of Ditech’s Common Stock as reported on the Nasdaq National Market on the date of grant.  We cannot guarantee that the Outside Replacement Option will have a lower exercise price than those of the Ian Wright Option.  We recommend that Mr. Wright obtain current market quotations for our Common Stock before deciding whether to elect to exchange his option.  If any change is made in the Common Stock subject to the Outside Replacement Option without the receipt of consideration by Ditech (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by Ditech), the number of shares subject to and the exercise price of the Outside Replacement Option will be appropriately adjusted.

Vesting.  The Outside Replacement Option will be 100% unvested on the date of grant, and shall vest upon the achievement of certain milestones (but in no event earlier than six months from the date of grant), or as follows: (i) on the date six months from the date of grant, the number of shares issuable upon exercise of the Outside Replacement Option equal to the product of: (A) the percentage of shares issuable upon exercise of the exchanged Ian Wright Option that would have been vested as of such date, and (B) the total number of shares issuable upon exercise of the Replacement Option, shall vest, and (ii) thereafter, the Outside Replacement

Option will continue to vest in the same proportional manner as the exchanged Ian Wright Option.  The Board of Directors has the authority to determine the time or times at which the Outside Replacement Option to be granted in exchange of the Ian Wright Option will vest and become exercisable. The Board may accelerate the vesting and exercisability of the Outside Replacement Option.

Tax Consequences.  You should refer to Section 12 of the Offer for a discussion of the U.S. Federal Income Tax consequences of the Replacement Options, the Eligible Options, as well as the consequences of accepting or rejecting the Replacement Options under this Offer to Exchange.  All employees should consult with tax advisors with respect to tax matters.

Registration of Option Shares.  The shares issuable upon exercise of the Outside Replacement Option have not yet been registered under the Securities Act.

9.                                      INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

A list of our directors and executive officers is contained in Schedule A attached to this Offer to Exchange. As of February 14, 2003, our executive officers and directors as a group (twelve (12) persons) held options outstanding under the Plans and pursuant to individual stock option awards made outside the Plans to purchase a total of 3,744,610 shares of our Common Stock. This represented approximately 47.59% of the shares subject to all options outstanding under the Plans and awards made outside of the Plans as of that date.

There is no agreement, arrangement or understanding between Ditech or to the best of our knowledge, any of our directors or executive officers, and any other person with respect to any securities of Ditech, except for the following:

•                  As of February 14, 2003, outstanding options to purchase an aggregate of 1,782,110 shares of our Common Stock pursuant to our 1998 Plan;

•                  As of February 14, 2003, outstanding options to purchase an aggregate of 212,500 shares of our Common Stock pursuant to our 1999 Non-Employee Directors’ Stock Option Plan;

•                  As of February 14, 2003, outstanding options to purchase an aggregate of 1,400,000 shares of our Common Stock pursuant to our 2000 Plan; and

•                  As of February 14, 2003, the outstanding Ian Wright Grant to purchase an aggregate of 350,000 shares of our Common Stock.

The following is, to the best of our knowledge, the only transaction that members of our board of directors, our executive officers or the affiliates of any of our directors or officers engaged in which involved options to purchase our Common Stock or involved a purchase of our Common Stock during the 60 days prior to this Offer to Exchange:

•                  On January 30, 2003, David Sugishita received an automatic one-time initial grant of an option to purchase 50,000 shares of Common Stock under the 1999 Non-Employee Directors’ Stock Option Plan, when he became a director of Ditech.

10.                               STATUS OF OPTIONS ACQUIRED IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Eligible Options and Mandatory Exchange Options that have been granted under the Plans and that we acquire in connection with the Offer will be cancelled and the shares of Common Stock that may be purchased under those options (other than the Ian Wright Option and those options under the Atmosphere Plan) will be returned to the pool of shares available for grants of new awards or options under the Plans without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.  We believe that we will not recognize any significant charges in our financial statements as a result of the Offer.

11.                               LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer (other than that certain approvals may be needed from the U.K. revenue authorities in order to enhance the tax status of U.K. approved options).  If any other approval or action should be required, we presently intend to seek the approval or take the action.  This could require us to delay the acceptance of any Eligible Options that you elect to exchange or Mandatory Exchange Options you are required to exchange.  We cannot assure you that we would be able to obtain any required approval or take any other required action.  Our failure to obtain any required approval or take any required action might result in harm to our business.  Our obligation under the Offer to accept exchanged Eligible Options and Mandatory Exchange Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6 of the Offer to Exchange.

12.                               MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. Federal Income Tax consequences of the exchange of options under the Offer.  If you are a non-U.S. employee, the discussion of U.S. income tax consequences below does not apply to you, and we recommend that you consult with your tax advisor to determine the tax consequences of the Offer.  This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders.

If you exchange an Eligible Option for a Replacement Option, you will not be required to recognize income for federal income tax purposes at the time of the exchange.  We believe that the exchange will be treated as a non-taxable exchange.

On the date of grant of the Replacement Option, you will not be required to recognize additional income for federal income tax purposes.  The grant of options is not a taxable event.

The Replacement Options issued to U.S. employees will be nonqualified stock options and will not be eligible for favorable tax treatment applicable to incentive stock options.

Federal Income Tax Consequences of Incentive Stock Options.  You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

All Replacement Options you are granted will be nonqualified stock options.  Unlike incentive stock options, nonqualified stock options are not eligible for favorable tax treatment applicable to incentive stock options.

We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer.  However, if you choose not to accept this Offer, it is possible that the IRS would assert that your right to exchange your incentive stock options under this Offer is a “modification” of your incentive stock options, even if you do not exchange the options.  A successful assertion by the IRS that the options are modified could extend the options’ holding period to qualify for favorable tax treatment.

Under current law, you should not have realized taxable income when incentive stock options were granted to you, under the 1998 Plan or the Atmosphere Plan.  In addition, you generally will not realize taxable income when you exercise an incentive stock option.  However, the exercise of your incentive stock option may subject you to Alternative Minimum Tax, because your alternative minimum taxable income may be increased by the amount that the aggregate fair market value of the shares you purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option.  Except in certain circumstances that are described in the 1998 Plan or the Atmosphere Plan and in your option agreement, such as your death or disability, if an option is exercised more than, if under the 1998 Plan, three months, or if under the Atmosphere Plan, 30 days, after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

If you sell Common Stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is “qualifying” or “disqualifying.”  The disposition of the Common Stock is qualifying if it is made: (a) more than two years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.

If the disposition of the Common Stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale.  If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the Common Stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale.  However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you.  Any amount in excess of the ordinary income amount that you realize on the disposition will be long term capital gain or short term capital gain, depending on whether or not the Common Stock was sold more than one year after the option was exercised.

If you pay the exercise price of an incentive stock option by returning shares of Common Stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above.  The tax basis of the Common Stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of Common Stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares.  The difference between the aggregate exercise price and the aggregate fair market value of the Common Stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash.  If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

If you sell Common Stock you received when you exercised an incentive stock option in a qualifying disposition, Ditech will not be entitled to any deduction.  However, if you sell, in a disqualifying disposition, Common Stock you received when you exercised an incentive stock option, Ditech will be entitled to a deduction equal to the amount of compensation income taxable to you.

Federal Income Tax Consequences of Nonqualified Stock Options.  You will not realize taxable income upon the grant of a nonqualified stock option.  However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time if you are an employee or former employee of Ditech.  Ditech will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding and reporting requirements.

If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, unless the shares were acquired pursuant to the exercise of an incentive stock option and the exchange is a disqualifying disposition, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange.  The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares.  The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and this capital gain or loss will be treated as long term capital gain or loss if you held the shares for more than one year following exercise of the option.

We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.                               TERMS OF THE OFFER SPECIFIC TO NON-U.S. EMPLOYEES.

If you are a U.K. employee who holds options under the 1999 Plan you are also subject to the terms of this Offer as described herein. U.K. employees should refer to Appendix A of this document entitled “U.K. Tax Consequences” for a discussion of the tax consequences of accepting or rejecting the Replacement Options under U.K. law.

14.                               EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the optionholders.

Prior to the expiration date, in order to terminate or amend the Offer, we may postpone accepting for cancellation any Eligible Options if any of the conditions specified in Section 6 of the Offer to Exchange occur.  In order to postpone the accepting for cancellation of any Eligible Option or Mandatory Exchange Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Participants.  Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options or Mandatory Exchange Options to be exchanged or surrendered in the Offer.

We may amend the Offer at any time by announcing the amendment.  If we extend the length of time during which the Offer is open, we will issue the amendment no later than 4:59 p.m., Pacific Time, on the announced expiration date.  Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules

13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.  We will publish a notice if we decide to take any of the following actions:

•                                          increase or decrease what we will give you in exchange for your Eligible Options or Mandatory Exchange Options;

•                                          increase or decrease the number of Eligible Options to be exchanged in the Offer; or

•                                          extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.

15.                               FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such options pursuant to this Offer.

16.                               INFORMATION ABOUT DITECH.

Our principal executive offices are located at 825 East Middlefield Road, Mountain View, California 94043, and our telephone number is (650) 623-1300.  Information regarding our directors and executive officers is contained in Schedule A attached to this Offer to Exchange and incorporated herein by reference.  Our web site address is www.ditechcom.com. The information on our web site is not a part of this Offer.

Ditech Communications Corporation is a global telecommunications equipment supplier for voice and optical networks. Ditech’s voice products are high-capacity echo cancellers that utilize advanced software and digital signal processor (DSP) technology. This combination of software and hardware allows Ditech to deliver Voice Quality of Service (VQoS), a robust and cost-effective solution for voice enhancement (including noise reduction) and echo cancellation. Ditech also develops and markets network-level optical subsystems products through its subsidiary, Altamar Networks. Altamar’s optical subsystem products include optical amplifiers and transponders that form the core of a carrier’s transmission network.  Altamar’s web site address is www.altamar.com, and the information on that web site is also not a part of this Offer.

Information concerning our business, including our background, strategy, products,  competition, intellectual property and employees, as well as the financial information, included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2002 and our Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 2002 and October 31, 2002,  are incorporated by reference herein and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 18 - “Additional Information.”

Set forth below is a selected summary of our financial information.  The selected historical consolidated balance sheets and consolidated statements of operations data for the years ended April 30, 2002 and April 30, 2001 and the six months ended October 31, 2002 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2002, filed with the SEC on July 29, 2002, and our Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 2002 and October 31, 2002, filed with the SEC on August 29, 2002 and December 16, 2002, respectively, and should be read together with the consolidated financial statements and related notes included in such reports.

DITECH COMMUNICATIONS CORPORATION

Selected Financial Data

(in thousands, except per share data)

	Year ended April 30,		Six months ended October 31,
Statement of Operations Data:	2001	2002	2001	2002

Revenue	$121,714	$41,416	$23,266	$23,023
Gross profit	83,228	17,365	12,164	8,139
Operating expenses	75,033	101,285	50,583	39,830
Income (loss) from operations	8,195	(83,920)	(38,419)	(31,691)
Income (loss) before accounting change	2,096	(85,329)	(26,510)	(30,828)
Accounting change	—	—	—	36,837
Net income (loss)	$2,096	$(85,329)	$(26,510)	$(67,665)

Per share data:
Basic
Income (loss) before accounting change	$0.07	$(2.90)	$(0.91)	$(1.02)
Accounting change	—	—	—	(1.21)
Net income (loss)	$0.07	$(2.90)	$(0.91)	$(2.23)

Diluted
Income (loss) before accounting change	$0.07	$(2.90)	$(0.91)	$(1.02)
Accounting change	—	—	—	$(1.21)
Net income (loss)	$0.07	$(2.90)	$(0.91)	$(2.23)

Number of shares used in per share calculation:
Basic	28,145	29,380	29,147	30,291
Diluted	30,512	29,380	29,147	30,291

Balance Sheet Data:

Cash and cash equivalents	$110,132	$105,909	$107,977	$96,100
Total assets	262,019	203,874	246,867	132,718
Total liabilities	11,290	16,936	14,788	10,981
Total stockholders’ equity	250,729	186,938	232,079	121,737
Book value per share	$8.32	$6.29	$7.62	$4.05

The financial information included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2002 and our Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 2002 and October 31, 2002, are incorporated by reference herein and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 18 - “Additional Information.”

17.                               RISK FACTORS.

Information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2002 and our Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 2002 and October 31, 2002 are incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.  If any of the risks actually occur, our business could be harmed. In that event, the trading price of our Common Stock could decline.

Our Common Stock is listed for quotation on the Nasdaq National Market System.

18.                               ADDITIONAL INFORMATION.

We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

1.                                       Our Annual Report on Form 10-K for the fiscal year ended April 30, 2002, filed on July 29, 2002, including all material incorporated by reference therein;

2.                                       Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2002, filed on August 29, 2002, including all material incorporated by reference therein;

3.                                       Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2002, filed on December 16, 2002, including all material incorporated by reference therein;

4.                                       All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since April 30, 2002, including all materials incorporated by reference therein; and

5.                                       The description of the Common Stock contained in our Registration Statement on Form 8-A, filed on May 28, 1999.

The SEC file number for these filings is 000-26209. These filings and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.	500 West Madison Street
Room 1024	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our Common Stock is quoted on the Nasdaq National Market under the symbol “DITC,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents).  Requests should be directed to:

Kimberly Canigiula

Manager of Equity and Payroll
Ditech Communications Corporation.
825 East Middlefield Road
Mountain View, CA 94043

or by telephoning us at (650) 623-1300 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time.

As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another.  Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Ditech should be read together with the information contained in the documents to which we have referred you.

19.                               FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This Offer to Exchange and our SEC reports referred to above include forward-looking statements. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 17 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended April 30, 2002 and our Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 2002 and October 31, 2002.

If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law.  If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation.  The information about this Offer from Ditech is limited to this document.

Ditech Communications Corporation                                               February 19, 2003

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND
EXECUTIVE OFFICERS OF DITECH

The directors and executive officers of Ditech and their positions and offices as of February 19, 2003 are set forth in the following table:

Name	Age	Position

Timothy K. Montgomery	50	President, Chief Executive Officer and Director
Robert T. DeVincenzi	43	Senior Vice President of Sales - Worldwide
Lee H. House	44	Vice President of Engineering for Voice Communications and Echo Cancellation Products
Ian M. Wright	47	Chief Technology Officer and Senior Vice President of Engineering, Altamar Networks
William J. Tamblyn	44	Vice President, Chief Financial Officer and Secretary
Lowell B. Trangsrud	50	Vice President of Operations
Nadine A. Melka	41	Vice President Corporate Strategy and Chief Marketing Officer
Gregory M. Avis	43	Director
Edwin L. Harper	58	Director
William A. Hasler	60	Director
Andrei M. Manoliu	50	Director
David M. Sugishita	55	Director

The address of each director and executive officer is c/o Ditech Communications Corporation, 825 East Middlefield Road, Mountain View, CA 94043, and the telephone number is (650) 623-1300.

Biographies

Timothy K. Montgomery has served as Ditech’s President and Chief Executive Officer since September 1998 and as a director since October 1998.  From November 1997 to September 1998, he served as Ditech’s Senior Vice President of Sales and Marketing. Mr. Montgomery served as Vice President of Sales of Digital Link Corporation, a manufacturer of digital access products for wide area networks, from August 1993 to October 1997.  From October 1992 to July 1993, Mr. Montgomery worked as an independent consultant. From August 1986 to September 1992, Mr. Montgomery was employed as Vice President of Sales at Telebit Corporation, a networking company.  Mr. Montgomery has a B.S.B.A. in Marketing from Florida State University.

Robert T. DeVincenzi joined Ditech in July 2000 with the acquisition of Atmosphere Networks where he served as vice president for worldwide sales since 1998.  From 1995 to 1998, Mr. DeVincenzi was Vice President of Western Region Sales for Bay Networks, a telephony and network solutions company.  From 1988 to 1995, he held several management positions at Nortel Networks, with his last position as Vice President of Sales.  Prior to Nortel, Mr. DeVincenzi held management positions with Compression Labs from 1986 to 1988.  From 1981 to 1986, he was a manager with AT&T.  Mr. DeVincenzi has a B.S. degree in Business Administration from California State Polytechnic University, San Luis Obispo.

Lee H. House joined Ditech as Vice President of Echo Engineering and DSP Products in May 2002.  Mr. House joined Ditech from Jetstream Communications, where he was the Senior Director of Systems Development since 2000.  Prior to Jetstream, he was the Senior Director of DSL Product Management and Business Development for 3Com Corporation.  From 1989 to 1998, he held a variety of positions at IBM.  During his tenure, House held senior management positions in research and development and product management for Token Ring and Ethernet Adapters, Hubs and Switches, as well as serving in many engineering development and design roles.  House received both his Masters in Business Administration and his Masters in Electrical Engineering from Duke University.  He also holds a BA from Rhodes College and a BSEE from Christian Brothers University.

Ian M. Wright joined Ditech in February 2000 as our Senior Vice President of Engineering for Optical Networking Products.  Prior to joining Ditech, Mr. Wright was employed at Cisco Systems, an IP router manufacturer, where he served as Director of Engineering for Cisco’s optical internetworking business unit from November 1998 to February 2000.  In that role, he led the engineering team building Cisco’s advanced switch/router products.  Before Cisco, Mr. Wright served as the Senior Director of Engineering for Network Equipment Technologies (N.E.T.), a data and voice communications equipment company, from 1993 to 1998.  In that role, he headed the engineering team building N.E.T.’s high-end ATM wide-area networking switch. Prior to N.E.T., Mr. Wright worked as an engineer and engineering manager for several communications companies in Australia.

William J. Tamblyn joined Ditech in June 1997 as our Vice President and Chief Financial Officer.  Mr. Tamblyn was the Chief Financial Officer at Conductus, Inc., a telecommunications company, from December 1993 to June 1997.  He served as Chief Financial Officer at Ramtek, an imaging company, from May 1993 to December 1993.  Prior to May 1993, Mr. Tamblyn worked in public accounting, including for Coopers & Lybrand, LLP.  He has a B.S. in Accounting from San Jose State University and is a certified public accountant.

Lowell B. Trangsrud joined Ditech in July 2001 as our Vice President of Operations after his service at Compaq Computers, a computer and peripherals company, where he worked from 1995 to 2001.  In his last position at Compaq, Mr. Trangsrud served as Vice President of Manufacturing for High Availability Solutions Manufacturing.  From 1990 to 1995, he worked for Tandem Computers, and in his last position served as Vice President, Worldwide Supply Chain Operation.  From 1973 to 1990, Mr. Trangsrud worked for Sperry Corporation and Honeywell, serving in a variety of engineering and management roles.  Mr. Trangsrud has an A.A. in Electronics from North Dakota State College of Science, a B.A. in Management and a B.S. in Business Administration from the University of Phoenix.

Nadine A. Melka joined Ditech as Vice President Corporate Strategy and Chief Marketing Officer in December 2002. She has seventeen years of industry experience as a management and strategy consultant and as a marketing executive for communications and telecommunications companies.  Ms. Melka comes to Ditech from JDS Uniphase, where she served as Vice President of Corporate Marketing.  She was previously Vice President of

Marketing, Strategy and Business Development for E-TEK Dynamics, prior to its acquisition by JDS Uniphase. She also served as Director of Corporate Strategy for Pacific Telesis Group, responsible for strategic planning. Ms. Melka served as a strategic management consultant for Price Waterhouse and Mars & Company, Inc. and also as financial planning and analysis manger for Bausch & Lomb.  She has a B.S. in math and computer science from the University of Montreal and an MBA from McGill University

                Gregory M. Avis has been a director of Ditech since February 1997. Mr. Avis has served as a Managing Partner of Summit Partners, a venture capital and private equity capital firm, since 1990 and has been a General Partner since 1987. Mr. Avis also serves as a director of Powerwave Technologies, Inc., a designer and manufacturer of power amplifiers for wireless communications, MCK Communications, a manufacturer of remote voice products, and several privately held companies. Mr. Avis received a B.A. from Williams College and an M.B.A. from Harvard University.

                Edwin L. Harper has been a director at Ditech since December 2002. He also serves on the Board of Directors of Avocent, a leading manufacturer of console switching systems for network client/server environments.  Mr. Harper has over 30 years experience in the high-tech field and has served as President and CEO of several companies, including Colorado Memory Systems, a computer storage company.  Mr. Harper also has extensive experience serving on several companies’ Board of Directors.  From 1993 to May 2002, Mr. Harper served on the Board of Directors of Network Associates (NYSE: NET), the world’s largest independent network security and management software company.  During part of his tenure on the Network Associates’ Board, Mr. Harper served as Chairman.   He received a B.S. and M.S. in electrical engineering from Colorado State University.

                William A. Hasler has been a director of Ditech since May 1997. He also serves as a Co-Chief Executive Officer and Director of Aphton Corp., a bio-pharmaceutical company, a position he has held since July 1998. From August 1991 to July 1998, Mr. Hasler was the Dean of the Haas School of Business at the University of California at Berkeley, and from January 1984 to August 1991, Mr. Hasler served as a Vice Chairman of KPMG Peat Marwick. Mr. Hasler is a director of numerous companies, including Schwab Funds, a financial service company, Solectron Corp., an electronics manufacturing services company, TCSI Corporation, a telecommunications software company, Tenera Inc., an engineering consulting firm, and Walker Interactive Systems, Inc., an operations and analytical software company. He received a B.A. from Pomona College and an M.B.A. from Harvard University.

                Dr. Andrei M. Manoliu has been a director of Ditech since June 2000.  He is currently an independent business and financial consultant to emerging growth companies as well as the Chief Executive Officer of Covalent Materials, Inc., an advanced material research and development company.  From 1982 through March 2000, Dr. Manoliu was an attorney with Cooley Godward LLP, where he was a senior partner.  During his tenure at Cooley Godward LLP, he served as outside counsel to Ditech.  Dr. Manoliu is also a director of Be Incorporated, a software platform company.  Dr. Manoliu received a Ph.D. in solid state physics from the University of California, Berkeley, and a J.D. from Stanford Law School.

                David M. Sugishita has been a director at Ditech since February 2003.  He also serves as a Board Advisor working with several privately held high-tech companies in Silicon Valley.  Mr. Sugishita has over 20 years experience in the high-tech field including Chief Financial Officer and Senior Vice President for RightWorks, Synopsys, Actel and Micro Component Technology.  He also served as Vice President and Corporate Controller for Applied Materials, as well as Vice President of Finance for National Semiconductor.  He received a B.S. in Business Administration from San Jose State University and an M.B.A. from the University of Santa Clara.

APPENDIX A

U.K. TAX CONSEQUENCES

                If you are subject to U.K. taxation, the information in this Appendix A provides you with certain information about the U.K. tax consequences of your option.  You should understand, however, that this tax information is not complete. Furthermore, because tax laws and regulations may change, and interpretations of these laws and regulations can change the way the laws and regulations apply, you should consult with a tax advisor if you have questions relating to the tax consequences of your option and the sale of shares received under your option.

Options granted to U.K. residents are unapproved options. This means that they are not options approved by the Inland Revenue.

You will also be required to enter into a Joint National Insurance Election under which you will agree to pay any employer’s national insurance contributions which may arise at the time the Replacement Options are exercised.  You should refer to the section “Exercise of Options” below.

The tax consequences of the Offer for you are as follows:

At the Time the Options are Exchanged

There should not be any tax consequences for you at the time your Eligible Options or Mandatory Exchange Options are exchanged.  However, we recommend that you consult with your tax advisor to determine the tax consequences of accepting the Offer.

Exercise of Options

Should you exercise an unapproved option in due course, you would at the time have to pay income tax on the amount by which the then value of the shares exceeds the price you are paying for them.  You would also have to pay employees’ and employer’s national insurance contributions (“NICs”) on the same value.

The income tax (and NICs) would be collected from you by deduction at source.  If necessary you would be required to agree to a sale of sufficient of the shares to raise the necessary sums.

Sale of Shares

If you sell shares, then you may be treated as making a capital gain for tax purposes on the amount (if any) by which the sale proceeds exceed the value of the shares at the time you exercised your option.

If so, you would have to pay capital gains tax (“CGT”) on this amount at whatever is your top rate of tax, except that:

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(a)                                  During the course of the tax year you do not have to pay CGT on gains up to a certain amount.  This amount varies from year to year but in the tax year 2002-03 is £7,700.

(b)                                 There are also provisions, which may be applicable, whereby the longer you hold the shares the less CGT you may have to pay.

Please note that the rules outlining CGT are complex and there are provisions under which you may be treated as selling a different “parcel” of shares of Ditech’s stock from those that you thought you were selling. For example, if you were to exercise an option to purchase 1,000 shares of Ditech common stock and then sell 1,000 shares of Ditech stock on the market it is possible that you would be treated for CGT purposes as having sold a different parcel of 1,000 shares from the 1,000 shares underlying the stock option you exercised if you had bought or sold Ditech’s stock in the past or buy or sell additional parcels of Ditech’s stock in the future. We recommend that you consult with a tax advisor if you have questions relating to the tax consequences of your option and the sale of shares received under your option.

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